UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (513) 784-8000
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2012, Chiquita Brands International, Inc. (the “Company”) and Chiquita Brands L.L.C. (“CBL”), its main operating subsidiary, entered into a Second Amendment to the Amended and Restated Credit Agreement dated as of July 26, 2011 (as amended, the Credit Facility”) with a syndicate of bank lenders, led by Cooperatieve Centrale Raiffeisen – Boerenleenbank B.A., “Rabobank Nederland,” New York Branch (“Rabobank”) acting as administrative agent. As previously announced, the Company sought this amendment to provide the appropriate level of flexibility to execute the Company’s strategy and absorb the current volatility inherent in its business.

The amended Credit Facility maintains the $330 million senior secured term loan ("Term Loan") and a $150 million senior secured revolving facility ("Revolver"), both maturing on July 26, 2016 (May 1, 2014, if the Company does not repay, refinance or otherwise extend the maturity of its 7½% Senior Notes due 2014 by such date).

For the period during which the CBL leverage ratio is greater than 3.50 to 1.0 or the fixed charge coverage ratio (as such ratios are defined in the Credit Facility) is less than 1.15 to 1.0 (the “Covenant Amendment Period”): (a) the Term Loan and Revolver bear interest, at CBL’s election, at a rate of LIBOR plus 4.75% or the Base Rate plus 3.75%; (b) the letter of credit fee is 4.75%; and (c) the commitment fee on the daily unused portions of the Revolver is 0.75%.

During the Covenant Amendment Period, the two financial maintenance covenants are as follows:

Period(s) Ending	CBL Leverage Ratio no higher than:
Fiscal quarters ending on or about 6/30/2012 - 12/31/2012	6.50 to 1.0
Fiscal quarter ending on or about 3/31/2013	5.75 to 1.0
Fiscal quarter ending on or about 6/30/2013	4.50 to 1.0
Fiscal quarter ending on or about 9/30/2013	4.00 to 1.0
Fiscal quarter ending on or about 12/31/2013 and the end of any fiscal quarter ended thereafter	3.50 to 1.0

Period(s) Ending	Fixed Charge Coverage Ratio at least:
Fiscal quarters ending on or about 6/30/2012 - 6/30/2013	1.00 to 1.0
Fiscal quarter ending on or about 9/30/2013 and the end of any fiscal quarter ended thereafter	1.15 to 1.0

When the Covenant Amendment Period ends after the quarter ending September 30, 2013, unless elected earlier by CBL, the covenants revert to the prior leverage ratio that is no higher than 3.50 to 1.0 and a fixed charge coverage ratio that is least 1.15 to 1.0. CBL may elect to terminate the Covenant Amendment Period at any time after demonstrating its ability to be in compliance with the financial covenants prior to the amendment.
During the Covenant Amendment Period, the limits on capital expenditures are $125 million for fiscal year 2012, $85 million for fiscal year 2013, returning to $150 million per year thereafter, plus carryovers from the prior year. In addition, during the Covenant Amendment Period, CBL must have available liquidity (as defined in the amendment) of $50 million and is subject to further limits on prepaying other debt, making acquisitions, investments, and distributions.
From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financing and other services to the Company for which they have in the past received, and may in the future receive, customary fees.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1
Second Amendment to Amended and Restated Credit Agreement and Consent dated as of June 26, 2012 among Chiquita Brands International, Inc., Chiquita Brands L.L.C., certain financial institutions as lenders, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2012	CHIQUITA BRANDS INTERNATIONAL, INC.

By: /s/ Joseph W. Bradley
Joseph W. Bradley
Vice President, Taxation and Treasurer